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                                                                   EXHIBIT 10.78

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT, dated as of October 3, 2002 is by and between Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership ("Seller") and CROMPTON MANUFACTURING COMPANY, INC., a New Jersey corporation ("Purchaser").

                                    RECITALS

     WHEREAS, Seller filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (as now in effect or hereafter amended, the "Bankruptcy Code"), on April 3, 2001 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

     WHEREAS, Seller is the owner of 500 Class B (voting) shares as well as 306,344 Class C (non-voting) shares of stock (collectively, the "Shares") of Monochem Inc. ("Monochem"), and is the owner of certain other land, building and equipment that are used in the operation of Monochem.

     WHEREAS, Seller desires to sell the Assets (as hereinafter defined) to Purchaser and Purchaser desires to acquire the Assets from Seller upon the terms and conditions contained in this Agreement and subject to the approval of the Bankruptcy Court of the transactions contemplated hereunder.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and for the mutual promises contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. The following terms used in this Agreement shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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     "Agreement" means this Purchase Agreement, together with the Schedules hereto.

     "Acquisition Proposal" has the meaning set forth in Section 8.1(e).

     "Assets" has the meaning set forth in Section 2.1.

     "Bankruptcy Code" has the meaning set forth in the Recitals.

     "Bankruptcy Court" has the meaning set forth in the Recitals.

     "Bankruptcy Laws" means the Bankruptcy Code, as amended, the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court.

     "Beneficiary" has the meaning set forth in Section 2.4(d)

     "Bid Procedures Order" has the meaning set forth in Section 6.3.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which financial institutions in the City of New York, New York are permitted or required to close.

     "Closing" has the meaning set forth in Section 2.5.

     "Closing Date" has the meaning set forth in Section 2.5.

     "Competing Transaction" has the meaning set forth in Section 8.1(e).

     "Competing Bid" has the meaning set forth in Section 6.3.

     "Consent" means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person.

     "Contracts" means the Restated Basic Agreement, dated as of January 1, 1982 between Seller and Purchaser (each through their predecessors in interest, Borden, Inc. and Uniroyal, Inc., respectively), as thereafter amended from time to time, and (ii) Restated Operating Agreement, dated as of January 1, 1982 between Seller and Purchaser (each through their predecessors in interest, Borden, Inc. and Uniroyal, Inc., respectively) and Monochem, Inc., as thereafter amended from time to time.

     "Deposit" has the meaning set forth is Section 5.5.

     "Electric Agreement" has the meaning set forth in Section 5.5.

     "Entergy" has the meaning set forth in Section 5.5.

     "Final Order" has the meaning set forth in Section 7.1(b).

     "Equipment" has the meaning set forth in Section 2.1(c).

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     "General Partner" means BCP Management, Inc., a Delaware corporation, in its capacity as general partner of Seller.

     "Governmental Entity" means any Foreign or United States federal, state, local or municipal government, court, administrative agency or commission or other governmental or other regulatory authority or agency.

     "Liabilities" means obligations of any nature, known or unknown, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be reflected or reserved against on a balance sheet under generally accepted accounting principles.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest or other encumbrance.

     "Monochem Charges" shall have the meaning set forth in Section 2.4(b)(iii)

     "Payee" has the meaning set forth in Section 2.4(d).

     "Payor" has the meaning set forth in Section 2.4(d).

     "Permitted Liens" means (i) Liens listed or described on Schedule 1.1; (ii) easements, covenants, rights-of-way and other encumbrances or restrictions of record; (iii) Liens related to Taxes not yet due or payable; (iv) Liens or restrictions arising as a matter of Law; and (v) Liens that are created, suffered or assumed by Purchaser.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

     "Personal Property Taxes" has the meaning set forth in Section 2.4(b)(ii)

     "Proration Items" has the meaning set forth in Section 2.4(a).

     "Purchase Price" has the meaning set forth in Section 2.3.

     "Real Property" has the meaning set forth in Section 2.1(b).

     "Real Property Taxes" has the meaning set forth in Section 2.4(b)(i)

     "Recipient" has the meaning set forth in Section 2.4(d).

     "Right of First Refusal" has the meaning set forth in Section 6.2.

     "Sale Motion" has the meaning set forth in Section 6.2.

     "Sale Order" has the meaning set forth in Section 6.2.

     "Securities Act" means the Securities Act of 1933 as amended.

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     "Seller" has the meaning set forth in the Preamble.

     "Tax" or "Taxes" means any federal, state, local or foreign tax of any kind whatsoever (including any interest, penalty or addition thereto, whether disputed or not), including but not limited to any real property, personal property, sales, use or transfer tax.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.1  Purchase and Sale. Subject to the conditions to Closing set forth in
Article VII of this Agreement, at the Closing Seller will transfer, sell, assign and convey to Purchaser the following assets (such assets being referred to as the "Assets"):

          (a)  The Shares;

          (b) Real Property: The real property or interests therein listed or described in Schedule 2.1(b) (the "Real Property");

          (c) Equipment: The equipment listed or described on Schedule 2.1(c) (collectively, the "Equipment");

          (d)  The Contracts.

     2.2 Excluded Assets: Seller shall not sell and Purchaser shall not purchase or acquire and the Assets shall not include

          (a) the Seller's computer system equipment located in the south end of the former Monochem Administration Building, and

          (b) the analyzer spare parts and repair equipment located in the north end of the former Monochem Administration Building.

     2.3 Purchase Price. In consideration of the sale, transfer and conveyance of the Assets, and in reliance upon the representations and warranties made herein by Seller, Purchaser in payment of the Assets shall pay to Seller the amount of Five Hundred Seventy Five Thousand United States Dollars ($575,000) by wire transfer in cash at Closing (the "Purchase Price").

     2.4  Prorations.

          (a) At Closing, Real Property Taxes, Personal Property Taxes and Monochem Charges including, without limitation, accruals or prepayments thereof (all as individually defined below and collectively called the "Proration Items"), shall be prorated directly between the Seller and the Purchaser as provided in this Section 2.4.

          (b) For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

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               (i)   "Real Property Taxes" shall mean ad valorem taxes imposed
upon Seller with respect to the Real Property, general assessments imposed with respect to the Real Property and special assessments upon the Real Property;

               (ii) "Personal Property Taxes" shall mean ad valorem taxes imposed upon the Assets other than the Real Property;

               (iii) "Monochem Charges" shall mean invoices issued by Monochem in due course to Seller for utilities delivered by Monochem to Seller and a reconciliation and appropriate settlement of all accruals and prepayments made by Monochem or for Monochem by the Seller or Purchaser from January 1, 2002 through the Closing date. .

          (c) All Real Property Taxes, Personal Property Taxes, and Monochem Charges shall be apportioned through the Closing Date, with Seller being responsible for, and receiving the benefit of, all Proration Items attributable to the period prior to 11:59 P.M., Louisiana time on the Closing Date, and Purchaser being responsible for, and receiving the benefit of all Proration Items attributable to the period after 11:59 P.M., Louisiana time, on the Closing Date. As soon as practicable, but within ten (10) Business Days after the Closing Date, representatives of Seller and Purchaser will examine all relevant books and records, as of the Closing Date in order to make the determination of the apportionments. Payments in respect thereof shall be made to the appropriate party by check within seven (7) Business Days after such determination. To the extent certain Proration Items, such as Real Property Taxes and Personal Property Taxes, are not known as of the Closing Date, apportionment shall be made on the basis of the best available evidence, such as the prior years' tax bills, and such estimated apportionment will be deemed final and conclusive.

          (d) If either party (the "Payor") pays a Proration Item for which the other party (the "Payee") is obligated in whole or in part under this Section
2.4 the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee's proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. If either party (the "Recipient") receives payments of a Proration Item to which the other party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

          (e) If there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

     2.5 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 8.1, and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VII the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the second (2nd) Business Day following the fulfillment or, if permissible, waiver of the conditions set forth in Article VII, unless another date or time is agreed to in writing by the parties to this Agreement (the "Closing Date"). The Closing will occur at the offices of the Debtor in Geismar, Louisiana,

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at 10:00 A.M. on the Closing Date, with Closing to be effective as of 11:59
p.m., Louisiana time, on the Closing Date.

          (a) At the Closing, Seller will deliver to Purchaser the following documents, in form and substance reasonably satisfactory to Purchaser, duly executed as required: (i) certificate of existence or certificate of good standing of Seller, as of a date within thirty (30) days prior to the Closing Date, from the secretary of state of the Seller's state of incorporation or organization, (ii) incumbency and "bring down" certificates from the secretary of the General Partner(iii) a bill of sale conveying to Purchaser the Equipment subject only to the Permitted Liens; (iv) an assignment to Purchaser of the Contracts; (v) deeds (act of sale) conveying to Purchaser title (with warranty only as against grantor's acts) to the Real Property referred to in items 1, 2, 3, 4, and 5 of Schedule 2.1(b) hereto, subject only to the Permitted Liens; (vi) easements, servitudes or rights of way conveying the Real Property referred to in items 6, 7, 9, and 10 of Schedule 2.1(b) hereto to Purchaser; (vii) the lease referred to in item 8 of Schedule 2.1(b) hereto;(vi) all certificates representing the shares, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser (viii) resignations of those directors of Monochem who were appointed by Seller, and the resignations of those officers of Monochem who are present or former employees of Seller, effective as at the Closing Date.

          (b) At the Closing, Purchaser will deliver to Seller the following documents, in form and substance reasonably satisfactory to Seller, duly executed as required: (i) an agreement assuming the Contracts, (ii) certificate of existence or certificate of good standing of Purchaser, as of a date within thirty (30) days prior to the Closing Date, from the secretary of state of the Purchaser's state of incorporation or organization, (iii) incumbency and "bring down" certificates from the secretary of Purchaser, and (iv) document(s) conveying a right of way permitting Seller or its successors-in-interest the use of and access to the HCL line running through the Monochem property.

          (c) At the Closing, Purchaser will pay the Purchase Price, via wire transfer of immediately available funds to an account designated by Seller.

     2.6 Limitation of Liability. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER AND ITS REPRESENTATIVES HAVE THE EXPERIENCE AND KNOWLEDGE TO EVALUATE THE CONDITION OF THE ASSETS; THAT PURCHASER AND ITS REPRESENTATIVES, BEFORE THE DATE HEREOF, HAVE HAD SUCH ACCESS TO THE ASSETS AS PURCHASER AND ITS REPRESENTATIVES SHALL HAVE REQUESTED; THAT PURCHASER AND ITS REPRESENTATIVES SHALL HAVE HAD A FULL OPPORTUNITY TO MEET WITH APPROPRIATE MANAGEMENT OF SELLER OR ITS AFFILIATES TO DISCUSS THE ASSETS; AND THAT, IN DETERMINING TO ACQUIRE THE EQUIPMENT, PURCHASER HAS MADE ITS OWN INVESTIGATION INTO, AND BASED THEREON, PURCHASER HAS MADE ITS OWN INDEPENDENT JUDGMENT CONCERNING THE ASSETS. IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER ACCEPTS THE CONDITION OF THE ASSETS "AS IS, WHERE IS" SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND SUCH EXPRESS WARRANTIES OF TITLE AS ARE REFLECTED IN DOCUMENTS BY

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WHICH SELLER CONVEYS TO PURCHASER THE REAL PROPERTY AND THE EQUIPMENT, AND
WITHOUT ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH ASSETS, AND SELLER AND ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER, HEREBY EXPRESSLY DISCLAIM ANY AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND SUCH EXPRESS WARRANTIES OF TITLE AS ARE REFLECTED IN DOCUMENTS BY WHICH AT CLOSING SELLER CONVEYS TO PURCHASER THE REAL PROPERTY AND THE EQUIPMENT, NONE OF SELLER OR ANY OF ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE GENERAL PARTNER MAKES ANY IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (i) ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE ASSETS OR (ii) THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION AND COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. NOTWITHSTANDING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER IS NOT ASSUMING THE LIABILITY OF SELLER IN RESPECT OF THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY OR COMPLIANCE WITH ANY ENVIRONMENTAL LAWS AS AND TO THE EXTENT SUCH LIABILITY IS PREDICATED ON THE CONDITION OF THE REAL PROPERTY PRIOR TO CLOSING OR THE OPERATIONS OR ACTIVITIES OF SELLER PRIOR TO CLOSING.

     2.7 Excluded Liabilities. Except as expressly provided herein, Purchaser shall not assume or become liable for any Liabilities associated with the Real Property, Equipment and Contracts except those Liabilities arising following the Closing Date.

     2.8 Title to the Assets. Seller shall be obligated to convey to Purchaser merchantable title to the Assets, free and clear of all Liens, except the Permitted Liens.

     2.9 Assumption. Seller shall assume and assign to Purchaser the Contracts, pursuant to Section 365 of the Bankruptcy Code; provided, however, that Purchaser shall assume responsibility for the performance and satisfaction of Liabilities under the Contracts to the extent that such Liabilities arise on or after the Closing Date.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1 Organization. Seller is a limited partnership duly formed, validly existing and in good standing as a limited partnership under the laws of the State of Delaware.

     3.2 Authority. Subject to Bankruptcy Court approval, (i) the execution and delivery of this Agreement by Seller have been or will prior to Closing be duly authorized by the Board of

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Directors of the General Partner and (ii) this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.3 Title to Real Property. Subject to the Bankruptcy Court approval, at the Closing Seller will convey to Purchaser title to the Real Property free and clear of all Liens except for Permitted Liens.

     3.4 Title to Other Assets. Subject to the Bankruptcy Court approval, at the Closing Seller will convey to Purchaser title to the Assets other than the Real Property, free and clear of all Liens except for the Permitted Liens; provided, however, this Section 3.4 shall not apply to item 5 on Schedule 2.1(c) and Seller makes no representation or warranty with regard to such item.

     3.5 Real Property. Schedule 2.1(b) contains a true and correct list and description of each parcel of Real Property and interests therein. Except as disclosed on Schedule 3.5, Seller has not received written notice from any Governmental Entity alleging, nor does Seller have knowledge, that the Real Property or any improvements thereon are in violation of any applicable state or local use or occupancy laws, use restrictions, building ordinances, zoning ordinances and health and safety ordinances. To Seller's knowledge, there are no pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other similar adverse claims that are affecting or could affect the Real Property. There are no leases under which Seller is the lessor or landlord relating to any of the Real Property (or any portion thereof). Except for Permitted Liens, Seller has not entered into any other agreements, written or oral, granting any other person or entity any rights with respect to any of the Real Property.

     3.6 Share Ownership. The Shares comprise all of the share interest held, directly or indirectly, by Seller and its Affiliates in Monochem.

     3.7 Consents and Approvals. Subject to Bankruptcy Court approval, to the knowledge of Seller, no Consent is required with respect to Seller in connection with the execution, delivery or performance by Seller of its obligations under this Agreement, except for Consents, the failure of which to obtain or to make would not have, individually or in the aggregate, a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement.

     3.8 Conflicts and Defaults. Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of the transactions contemplated hereby will, to Seller's knowledge, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree, or other arrangement to which Seller is a party or is bound. Seller is not in violation of any of its organizational documents.

                                       -8-

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     3.9  Litigation. There is no litigation pending or, to the knowledge of
Seller, threatened against Seller that is reasonably likely to prevent or impair the ability of Seller to consummate the transactions contemplated by this Agreement.

     3.10 Environmental Claims. Seller has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any environmental law in respect of the Real Property.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

     4.2 Corporate Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated to be performed hereunder have been duly authorized by all necessary corporate actions. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

     4.3 Conflicts and Defaults. Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of the transactions contemplated hereby will, to Purchaser's knowledge, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree, or other arrangement to which Purchaser is a party or is bound. Purchaser is not in violation of any of its organizational documents.

     4.4 Securities Laws. Purchaser is purchasing the Shares for its own account and for the purpose of investment and is not purchasing the Shares hereunder (a) in connection with the offer or sale of the Shares to others or
(b) with a view to (i) the distribution of the Shares within the meanings of the Securities Act, (ii) underwriting any such distribution, or (iii) engaging in conduct which may violate any federal or state securities law. Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws and that the Shares may not be transferred or sold except pursuant to the Securities Act or an exemption thereto.

     4.5 Consents and Approvals. No Consent is required with respect to Purchaser in connection with the execution, delivery or performance by Purchaser of its obligations under this Agreement except for Consents, the failure of which to obtain or to make would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

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     4.6  Adequate Funds. Purchaser has sufficient unencumbered funds to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

              CERTAIN ADDITIONAL COVENANTS OF SELLER AND PURCHASER

     5.1  Satisfaction of Conditions.

          (a) Each party to this Agreement shall use reasonable commercial efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement.

          (b) Each party shall use reasonable commercial efforts, and pay all expenses arising from those reasonable commercial efforts to obtain any licenses, permits or Consents, as are required in connection with the consummation of the transactions contemplated hereby and to effect all necessary registrations and filings.

          (c) Subject to the terms and conditions hereof, Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement no later than the Closing Date;

          (d) Seller shall cooperate with Purchaser to extend to Purchaser the full benefit of the Environmental Indemnity Agreement between Seller and Borden Chemical, Inc. (f/k/a Borden, Inc.) dated November 30, 1987; and

          (e) Seller covenants to Purchaser that Seller with regard to the chemical lines located on the Monochem site but which run to or from Seller's adjacent facility, take the following actions: (i) in regard to all such lines that are removed from service, that such lines be purged and certified as being free of chemicals and that (ii) in regard to all such lines that are not removed from service but that are instead kept in full or partial service for the benefit of an operator of Seller's adjacent facility, that the operator of that facility repair and maintain such lines in a manner appropriate to protect against safety or other liabilities accruing to Purchaser or Monochem as a result of the condition or operation of those lines.

     5.2 Further Assurances. From and after the Closing, each of Seller and Purchaser shall execute and deliver, in the name and on behalf of Seller or Purchaser, as appropriate, any assignments or assurances and take and do, in the name and on behalf of Seller or Purchaser, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

     5.3 Notice of Breaches. Purchaser will promptly, and in any event prior to the Closing, notify Seller in writing if Purchaser becomes aware prior to the Closing that any representation or warranty made by Seller in this Agreement is inaccurate or untrue in any material respect.

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     5.4  Settlement of Accounts. Within ten (10) Business Days after the date of this Agreement, Seller shall pay, to Purchaser, the amount of $720,283.96 representing amounts owed to Purchaser for Purchaser's April 2002 and May 2002 conversion cost invoices to Monochem (net of agreed-upon adjustments) and certain other items heretofore identified in Schedule 5.4. Purchaser and Seller acknowledge and agree that upon payment by Purchaser of (a) the amounts set forth on Schedule 5.4 and (b) the Monochem Charges through the Closing Date, there will be no cure amounts associated with the Contracts.

     5.5 Entergy Deposit. Purchaser shall use its best efforts to assist Seller in obtaining the refund of the $250,000 security deposit (the "Deposit") paid by Seller to Entergy Gulf States, Inc. ("Entergy") on behalf of Monochem in accordance with the terms of the Agreement for Electric Service dated December 1, 2001 and all predecessor agreements thereto (collectively, the "Electric Agreement"). Within three (3) Business Days following the Closing Date, the parties hereto agree that Purchaser and Monochem shall enter into discussions with Entergy and take all necessary actions (including the payment of a new security deposit) to obtain a refund of the Deposit to Seller within ten (10) Business Days following Closing and to pay any security deposit required by Entergy in connection with the Electric Agreement. The term "best efforts" shall not be deemed to require Purchaser to initiate formal legal proceedings against Entergy for recovery of the Deposit.

     5.6 Use of HCL Line. Seller or its successor-in-interest shall grant Monochem reasonable access upon request to and use of the HCL line running from the BASF facility through Monochem property to the perimeter Line of Purchaser's Geismar facility.

                                   ARTICLE VI

                            BANKRUPTCY COURT APPROVAL

     6.1 Approval. Seller and Purchaser acknowledge that, under the Bankruptcy Laws this Agreement and the sale of the Assets are subject to Bankruptcy Court approval. Seller and Purchaser acknowledge that to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest or best offer possible for the Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Assets to responsible bidders, entertaining higher and better offers from responsible bidders and, if necessary, conducting an auction.

     6.2 Motion for Sale Order. Within three (3) Business Days following execution of this Agreement by Seller and Purchaser, Seller shall file with the Bankruptcy Court (and thereafter diligently pursue) a motion, together with appropriate supporting papers and notices, in form and substance reasonably satisfactory to Purchaser and its counsel (the "Sale Motion"), seeking the entry of an order (the "Sale Order"), pursuant to Chapter 11 of the United States Code Sections 105, 363 and 365, (i) authorizing and approving, inter alia, the conveyance of the Assets on free and clear of all Liens (except the Permitted Liens) pursuant to Section 363(f) of the Bankruptcy Code on the terms and conditions set forth herein, (ii) authorizing the assumption of the Contracts and assignment thereof to Purchaser, (iii) providing that the stay contained at Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall not apply and that the order shall be effective and enforceable immediately upon entry, (iv) containing a finding that Purchaser has paid the highest value reasonably attainable for the Assets and has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code, (v) authorizing modifications to the Bid Procedures Order to reduce the amount of the overbid increment and modify Purchaser's right of first refusal as provided for in the Restated Basic Agreement with respect to any Competing Bid ("Right of First Refusal") and (vi) providing that this Agreement and the transactions and instruments contemplated hereby shall be specifically performable and enforceable against and binding upon, and not subject to avoidance by, the Seller or any chapter 7 or chapter 11 trustee of the Seller and its estate.

     6.3 Bid Procedures. From the date of this Agreement and through the consummation of the transactions contemplated hereby or the termination hereof, Purchaser and Seller agree that Seller may inform any and all interested parties that it intends to submit this Agreement to the Bankruptcy Court and that any and all other bids or offers with respect to the Assets (the "Competing Bids") must be presented to Seller prior to the hearing on the Sale Motion in accordance with the procedures and deadlines set forth in the Bankruptcy Court Order dated October 10, 2001 (the "Bid Procedures Order").

     6.4 Approval of Bankruptcy Court. The obligations of the Seller and Purchaser to complete the sale of the Assets are contingent upon the approval of this sale, if necessary, from the Bankruptcy Court on or before the Closing Date.

                                  ARTICLE VII

                         CONDITIONS TO PURCHASE AND SALE

     7.1 Conditions to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

          (a) no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated under this Agreement; and

          (b) the Sale Order shall have been obtained and become a Final Order. For purposes of this Agreement, a "Final Order" shall mean an order of the Bankruptcy Court (i) the operation or effect of which has not been stayed, reversed or amended and (ii) as to which (A) the time to appeal, seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, has been denied or withdrawn, or (B) an appeal, petition for review or rehearing has been filed but as to which Purchaser, in its sole and absolute discretion, elects to proceed with Closing.

     7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

          (a) Purchaser shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

          (b)  the representations and warranties of Purchaser contained in
Article IV of this Agreement and in any certificate or other writing delivered by Purchaser pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date) and Seller shall have received a certificate signed by an executive officer of Purchaser on behalf of Purchaser to the foregoing effect;

          (c) at the Closing, Purchaser will deliver to Seller the Purchase Price via wire transfer of immediately available funds to an account designated by Seller; and

          (d) at the Closing, Purchaser will deliver to Seller (i) document(s) conveying a right of way, in form and substance reasonably satisfactory to Seller, duly executed as required, permitting Seller or its successor in interest use of and access to the HCL line running through the Monochem property and (ii) an assignment and assumption agreement by which Purchaser assumes the Contracts.

     7.3 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereunder is subject to the satisfaction (or written waiver by Purchaser) of each of the following further conditions:

          (a) Seller shall have performed and complied with in all material respects all material obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

          (b) the representations and warranties of Seller contained in Article V of this Agreement and in any certificate or other writing delivered by Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date.

          (c) At or prior to Closing, Purchaser and Borden Chemical, Inc. ("BCI") shall have entered into a letter agreement substantially in the form set forth in Exhibit A hereto, providing for indemnity to Purchaser under the terms of the Environmental Indemnity Agreement between BCI and Seller dated November 30, 1987.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a)  by mutual written consent of Seller and Purchaser.

          (b) by Purchaser, at any time following the sixth (6th) Business Day after the execution and delivery of this Agreement if Seller shall not have filed the Sale Motion with the Bankruptcy Court prior to Purchaser's notice of termination pursuant to this subsection 8.1(b).

          (c) by Purchaser, after the six (6) month anniversary of this Agreement, if Purchaser is not then in material breach of this Agreement, and if any of the conditions set forth in Sections 7.1 and 7.3 hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser.

          (d) by Purchaser, if within sixty (60) days from the date hereof, a Final Order has not been issued by the Bankruptcy Court.

          (e) by Seller (i) if Seller receives an offer or proposal (an "Acquisition Proposal") from any Person other than Purchaser relating to any acquisition of all or any part of the Assets (a "Competing Transaction") and Seller determines, in its reasonable sole discretion, that (A) such Acquisition Proposal, if accepted, is likely to be consummated, and (B) such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to Seller and its creditor constituencies with respect to financial terms than the transactions contemplated by this Agreement, or (ii) for any reason for which termination by Seller is authorized by the Bankruptcy Court.

          (f) by Purchaser, if Seller fails to consummate the transactions contemplated by this Agreement and such failure to consummate the transactions is because (i) Seller accepts an Acquisition Proposal, or (ii) Seller breaches its obligations under this Agreement, provided, that, Purchaser is not in material breach of this Agreement.

          (g) by Seller, if (i) after the six (6) month anniversary of this Agreement, so long as Seller is not then in material breach of this Agreement, and if any of the conditions set forth in Sections 7.1 and 7.2 hereof, to which the obligations of Seller are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Seller, or (ii) Purchaser materially breaches its obligations under this Agreement, provided, that Seller is not in material breach of this Agreement.

          (h) Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1 hereof, all obligations and liabilities of the parties hereunder shall terminate, except for the provisions of Sections 10.4, 10.7 and
10.9. The aforesaid provisions shall survive such termination for the longest period legally permissible.

                                   ARTICLE IX

                                   NO SURVIVAL

     9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall terminate upon Closing.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Entire Agreement. This Agreement, including the Exhibits to this Agreement, constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

     10.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given if to Seller to:

          Borden Chemicals and Plastics Operating Limited Partnership
          P.O. Box 427
          Geismar, Louisiana  70734
          Facsimile:  (225) 673-0626
          Attention:  Mark J. Schneider

     with a copy, which shall not alone constitute notice, to:

          Jones, Day, Reavis & Pogue
          3500 SunTrust Plaza
          303 Peachtree Street, N.E.
          Atlanta, Georgia 30308
          Facsimile:  (404) 581-8330
          Attention:  Neil P. Olack, Esq.

     if to Purchaser to:

          Crompton Manufacturing Company, Inc.
          Benson Road
          Middleberry, CT  06749
          Facsimile:  (203) 573-2828
          Attention:  Walter K. Ruck

     with a copy, which shall not alone constitute notice, to:

          Crompton Corporation
          Benson Road
          Middleberry, CT  06749
          Facsimile:  (203) 573-4430
          Attention:  General Counsel

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 10.2 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 10.2.

          (a) Purchaser and Seller acknowledge and agree that the execution of this Agreement shall not constitute a waiver of Purchaser's Right of First Refusal; provided, however, that in the event of a Competing Bid, Purchaser shall adhere to the procedures with respect to its right of first refusal set forth in Bid Procedures Order and the Sale Order.

     10.3 Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party to this Agreement. No such assignment shall relieve Purchaser of any of its liabilities or obligations under this Agreement.

     10.6 Certain Interpretive Matters.

          (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it and (iii) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

          (b) Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     10.7 Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. This Agreement is also subject to any applicable order or act of the Bankruptcy Court. In the event either party shall institute a legal action as a result of the default in the other party's performance under this Agreement, any such action shall be brought exclusively in the Bankruptcy Court which shall retain exclusive jurisdiction with respect to the interpretation, performance, and enforcement of this Agreement.

     10.8 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by means of facsimile signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party (solely for purposes of effectiveness of this Agreement, such delivery may be in the form of facsimile signature pages).

     10.9 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               PURCHASER:

                               CROMPTON MANUFACTURING
                               COMPANY, INC.

                               By:
                                  ------------------------------------------
                                  Name:
                                  Title:

                               SELLER:

                               BORDEN CHEMICALS AND PLASTICS
                               OPERATING LIMITED PARTNERSHIP

                               By: BCP Management Inc., its General Partner

                               By:
                                  ------------------------------------------
                                  Name:
                                  Title:

                                  SCHEDULE 1.1

                                 PERMITTED LIENS

     a.   Rights-of-way among BCP, Monochem, and Crompton each to the others

     b. Louisiana Intrastate Gas Corporation right-of-way across BCP for a natural gas pipeline paralleling east side of railroad and a pipe lateral to BCP. Portion now crosses Borden Chemical, Inc. Only lateral is affected.

     c. Cypress Gas Pipeline right-of-way across BCP for a natural gas pipeline lateral to BCP.

     d. Rubicon, Inc. right-of-way across BCP for electrical feeders P3 and P4.

     e. Rubicon, Inc. right-of-way across BCP for electrical feeders P13 and P14.

     f. Air Liquide America Corporation right-of-way across BCP for a nitrogen pipeline to Crompton.

     g. Gulf South Pipeline Co. right-of-way across BCP for a natural gas pipeline to BCP.

     h. Acadian Gas Pipeline System right-of-way across BCP for a natural gas pipeline lateral to BCP.

     i. Acadian Gas Pipeline System right-of-way across BCP for a natural gas pipeline lateral to Rubicon.

     j. Air Liquide America Corporation easements across BCP as stated in the Operating Agreement and the Restated Second Operating Agreement.

     k. Air Liquide America Corporation 8" oxygen pipeline right-of-way as described in Pipeline Agreement dated February 1, 1990.

     l. In addition the following servitude will be created: a servitude and right-of-way over land within the parcel of land identified on Exhibit D as "Monochem, Inc. 1.865 Ac." and on Exhibit I as Parcel 4 upon which existing telephone and electrical lines and conduits are presently located until such services exit these parcels of land.]

                                 SCHEDULE 2.1(b)

                                  REAL PROPERTY

1. A parcel of land of approximately 3.9 acres, shown on the attached Exhibit 1 hereto as Parcel 1, along with the buildings known as the "Monochem Maintenance Building" and the former "Monochem Administration Building", both currently owned by Seller.

2. A parcel of land of approximately 16.9 acres, shown on Exhibit 1 hereto as Parcel 3.

3. Building, on Parcel 4 shown on Exhibit 1 hereto, that is contiguous with the "Monochem Substation".

4. A parcel of land of approximately 0.03 acres, shown on Exhibit 1 hereto as Parcel 5, currently used as an air compressor platform.

5.   The following utility lines:

          (a) The two (2) 12-inch fire water lines that currently run from the Monochem facility south across Seller's property to the perimeter line of Purchaser's Geismar facility.
          (b) The utility lines carrying steam, clarified water, demineralized water, and nitrogen, running from the Monochem facility to the perimeter line of Purchaser's Geismar facility, along existing servitudes or rights-of-way, to the extent these lines are not currently owned by Monochem or Purchaser.
          (c) The utility line carrying clarified water from the Monochem facility to the perimeter line of the Rubicon facility, along existing servitudes or rights-of-way.
          (d) The utility lines carrying electricity from the Monochem facility to the perimeter line of the Rubicon facility.

6. Easements (servitudes) and rights of way permitting use of and access to the following, to the extent that same are currently located on property of the Seller.

          (a)  The two (2) 12-inch fire water lines referred to in 5(a) above.
          (b) The utility lines carrying steam, clarified water, demineralized water, and nitrogen, referred to in 5(b) above.
          (c) The utility lines carrying clarified water referred to in 5(c) above.
          (d) The utility lines carrying electricity from the Monochem facility to the perimeter line of the Rubicon facility, as referred to in 5(d) above, if and to the extent access is not currently permitted under existing servitudes or rights-of-way.

7. A servitude (or equivalent) fifty (50) feet in width to provide access to the Monochem Substation, as shown on Exhibit 1 hereto.

8. A lease, for a term of twenty (20) years with option for renewal for two additional ten (10) year periods, at an annual rental of $100 which may be prepaid, and on other terms and conditions as are mutually agreed between Seller and Purchaser, of the land of approximately 0.8 acres, shown on
     Exhibit 1 hereto as Parcel 4.

9. A right of way over those portions of Avenue "L" not included in the property conveyed to Purchaser as part of the Assets, for access to lands owned by Monochem or being conveyed to Purchaser as part of the Assets, for purposes of normal operations of Monochem.

10. A right of way over 53rd Street from "E" Avenue to "L" Avenue, to the extent Monochem does not currently own such right of way, for access to lands owned by Monochem or being conveyed to Purchaser as part of the Assets, for purposes of normal operations of Monochem.

                                 SCHEDULE 2.1(c)

                                    EQUIPMENT

1. The office furniture and equipment presently located in the "Monochem Maintenance Building" and the former "Monochem Administration Building", as referred to under item "1" of Schedule 2.1(b).

2. All spare parts. tools, and stationary and mobile equipment currently owned by Seller that are required to operate and maintain Monochem facilities and the Complex electrical distribution system. For the avoidance of doubt, the spare parts shall include spare parts designated on the internal accounting records of Seller as belonging to the Monochem operation, and any other spare parts that are currently in the Monochem Maintenance Building.

3. All electrical equipment and other equipment, in the Monochem Substation, currently owned by Seller.

4. All electrical equipment and other equipment in the building located on Parcel 4 as shown on Exhibit 1 to Schedule 2.1(b) required to support the Complex electrical grid.

5. Seller's title and interest, if any, in the equipment and facilities that comprise the Monochem water intake structure and equipment on the Mississippi River

                                  SCHEDULE 3.5

                              NOTICES OF VIOLATIONS

     None.

                                  SCHEDULE 5.4

                             SETTLEMENT OF ACCOUNTS

INTER-COMPANY ITEMS ON MONOCHEM'S BALANCE SHEET (PAID BY BCP)

Bank Cash - Minimum Balance (Whitney)                                 $         2,500.00
Prepaid Franchise Tax (May through December)                                      616.00
Other Deferred Charges - Anion Resin Beds (May through December)               24,570.00
                                                                      ------------------
         Total owed to BCP by Crompton                                $        27,686.00
                                                                      ------------------

ITEMS OWED TO CROMPTON FOR MONOCHEM (BCP'S BALANCE SHEET)

Accounts Payable Owed to Crompton
Invoice for April Conversion #402282            $         446,745.23
Adjusted for Capital Cost                                (111,912.96)
                                                --------------------
Adjusted Invoice Total                                                 $       334,832.27
Invoice for May Conversion #402337                                             413,137.69
(reduced by Hydroscope $22,103.40)

         Total owed to Crompton by BCP                                 $       747,969.96
                                                                       ------------------

         Net Balance Owed to Crompton                                  $       720,283.96
                                                                       ==================

                                    EXHIBIT A

                                LETTER AGREEMENT

                              [Crompton Letterhead]

                              October ______, 2002

Borden Chemical, Inc.
Attention: Brent E. Kinnan, Esq.
180 East Broad Street
Columbus, Ohio 43215

               Re: Environmental Indemnity Agreement dated November 30, 1987 between Borden Chemical, Inc. ("BCI") and Borden Chemicals and Plastics Operating Limited Partnership ("BCP"), (the "Indemnity Agreement")

Dear Brent:

     This letter will commemorate the mutual agreement of the parties relating to certain BCI indemnification obligations under the Indemnity Agreement.

     Crompton Manufacturing Company, Inc. ("Crompton") and BCP have entered into a certain Purchase Agreement dated October ___, 2002 (the "Purchase Agreement") for the sale to Crompton of all the outstanding shares of Monochem, Inc. ("Monochem") owned by BCP and certain other BCP assets.

     BCI hereby acknowledges and agrees that following the consummation of the transactions contemplated by the Purchase Agreement, BCI will indemnify Crompton in the same manner and to the same extent provided to BCP with respect to Monochem under the terms of the Indemnity Agreement for claims which have been incurred by BCP and/or Crompton and submitted in writing to BCI on or before November 30, 2002, whether or not costs and expenses associated with such claims are incurred before or after November 30, 2002.

     If the foregoing correctly sets forth our mutual understanding, please so signify by signing this letter in the space indicated below.

                                        Very truly yours,

                                        CROMPTON MANUFACTURING
                                        COMPANY, INC.

                                        By:
                                           ----------------------------------
                                        Title:
                                              -------------------------------

AGREED AND ACCEPTED:
BORDEN CHEMICAL, INC.

By:
   ------------------------------
Title:
      ---------------------------

                                       -2-